UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2025

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

8360 E. Raintree Drive, #230 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (877) 360-8839

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2025, Zoned Properties, Inc. (the “Company”), through its indirect wholly owned subsidiaries Chino Valley Properties, LLC, Green Valley Group, LLC and Kingman Property Group, LLC (collectively, the “Landlords”), entered into Amended and Restated Absolute Net Lease Agreements (the “A&R Leases”) with the respective tenant entities Broken Arrow Herbal Center, Inc. (Chino Valley and Green Valley) and CJK, Inc. (Kingman) (each, a “Tenant”), each with an effective date of January 1, 2026.

Each A&R Lease provides for an initial term of 14 years commencing January 1, 2026 and ending December 31, 2039, unless earlier terminated pursuant to its terms. The A&R Leases are contingent upon, among other conditions, the consummation of a change of control transaction involving the Tenant(s), including the transfer of majority ownership and control of the applicable Tenant to A&R Consultants, LLC (or its designee) and the transfer of the applicable cannabis license to A&R Consultants, LLC (or its designee). Pursuant to the A&R Leases, A&R Consultants, LLC will provide a guaranty of payment and performance in favor of each Landlord. Base rent under the A&R Leases varies by property and is set forth in the respective rent schedules (including, for example, monthly base rent of $3,500 for the Green Valley property and $4,000 for the Kingman property, and a step-up schedule for the Chino Valley property).

The A&R Leases include, among other provisions, (i) a right of first refusal with a right of first refusal period of up to 60 days and (ii) a short-term exclusive option that permits the Tenant to purchase, on an all-or-none basis, the three leased properties (Chino Valley, Green Valley and Kingman) for an aggregate purchase price of $9.0 million (the “Purchase Option”). The Purchase Option may be exercised during an option period ending March 30, 2026, and if exercised, requires a closing no later than June 30, 2026. The Purchase Option contemplates (a) a $400,000 non-refundable earnest money deposit to be applied toward the down payment, (b) a $4.0 million cash down payment at closing, and (c) $5.0 million of seller financing. The seller financing would bear interest at 7% per annum over a 36-month term with payments calculated on a 15-year amortization schedule and a balloon payment at maturity, and would be secured by loan documentation (including a loan agreement, promissory note and deeds of trust) against all three properties. The properties would be conveyed on an as-is/where-is basis without representations or warranties from the applicable landlord/seller.

In connection with the anticipated change of control transaction for the Chino Valley Tenant, on December 30, 2025, the Company, through Chino Valley Properties, LLC, entered into a Consent of Landlord and Agreement Regarding Lease (the “Consent Agreement”) with Broken Arrow Herbal Center, Inc., AC Management Group, LLC (the existing guarantor), A&R Consultants, LLC (the new guarantor) and Elevate Holdings, Group, LLC. The Consent Agreement provides, among other things, that the Landlord’s consent to the sale transaction is conditioned on the payment to Landlord at closing of (i) $389,983.87 for past due rent, additional rent and late charges and (ii) $965,000 as compensation for rent concessions reflected in the A&R Lease. Upon receipt of such amounts, the Consent Agreement provides for the release of the existing guarantor from liability for periods after closing and contemplates that A&R Consultants, LLC will execute a new guaranty of the A&R Lease.

The foregoing descriptions of the A&R Leases, the Purchase Option and the Consent Agreement are qualified in their entirety by reference to the full text of such agreements. Copies of the foregoing agreements are filed as Exhibits 10.1 through 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Absolute Net Lease Agreement, dated December 31, 2025, by and between Chino Valley Properties, LLC and Broken Arrow Herbal Center, Inc.
10.2	Amended and Restated Absolute Net Lease Agreement, dated December 31, 2025, by and between Green Valley Group, LLC and Broken Arrow Herbal Center, Inc.
10.3	Amended and Restated Absolute Net Lease Agreement, dated December 31 2025, by and between Kingman Property Group, LLC and CJK, Inc.
10.4	Consent of Landlord and Agreement Regarding Lease, dated December 30, 2025, by and among Chino Valley Properties, LLC, Broken Arrow Herbal Center, Inc., AC Management Group, LLC, and A&R Consultants, LLC.Herbal Center, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: January 5, 2026	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer & Chief Financial Officer

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